Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces Revised Estimated Termination Date for Net Profits Interest

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 20, 2015 – Whiting USA Trust I (NYSE Symbol – WHX) announced that, based on the Trust’s reserve report for the underlying properties as of December 31, 2014, the net profits interest termination date is estimated to occur by January 31, 2015. The net profits interest will terminate when 9.11 MMBOE (which amount is equivalent to 8.20 MMBOE attributable to the net profits interest) have been produced and sold from the underlying properties, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently the market price of the Trust units should decline to zero around or shortly after the record date for the final expected distribution. To the extent that the Trust units are trading at a price substantially in excess of the aggregate distributions that may reasonably be expected to be made prior to the termination of the Trust, the price decline is likely to include one or more abrupt substantial decreases.

The estimated net profits interest termination date occurring by January 31, 2015 is based on the Trust’s reserve report and certain assumptions and estimates inherent therein. The actual net profits interest termination date may occur before or after such estimated date.

Once 9.11 MMBOE has been produced and sold from the underlying properties, the Trust will shortly thereafter issue a press release announcing the actual net profits interest termination date and the wind up process for the Trust.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated net profits interest termination date is based on the Trust’s reserve report and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation and production of oil and gas properties, and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599 919 Congress Avenue, Austin, TX 78701 http://whx.investorhq.businesswire.com/